Exhibit 1.01

TERMS AGREEMENT

July 25, 2005

Citigroup Funding Inc.

388 Greenwich Street, 38th Floor

New York, New York 10013

Attn: Treasury Capital Markets

Ladies and Gentlemen:

We understand that Citigroup Funding Inc., a Delaware corporation (the “Company”), proposes to issue and sell $65,000,000 aggregate principal amount of its 6,500,000 Principal-Protected Notes Based Upon a Group of Asian Currencies Due June 30, 2008 (the “Notes”). Payments due under the Notes will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 6,500,000 Notes in the principal amount of $63,375,000 at 97.5% of the aggregate principal amount. The Closing Date shall be July 28, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The Notes shall have the following terms:

Title:	6,500,000 Principal-Protected Notes Based Upon a Group of Asian Currencies Due June 30, 2008

Maturity:	June 30, 2008

Interest:	The Notes do not bear interest.

Maturity Payment:	Holders of the Notes will receive at maturity, for each $10 principal amount of Notes such holders hold, a payment equal to the sum of $10 and a supplemental return amount (as described in the Prospectus Supplement dated July 25, 2005 relating to the Notes).

Initial Price To Public:	100% of the principal amount thereof.

Redemption Provisions:	The Notes are not redeemable by the Company prior to maturity.

CFI ASIAN CURRENCIES PPN Due 2008

Terms Agreement

Trustee:	The Bank of New York.

Indenture:	Indenture, dated as of June 1, 2005.

All the provisions contained in the document entitled “Citigroup Funding Inc. - Debt Securities - Underwriting Agreement Basic Provisions” and dated May 3, 2005 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

John R. Dye, Esq., is General Counsel—Capital Markets of the Guarantor and counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

Please accept this offer no later than 9:00 p.m. on July 25, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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Terms Agreement

“We hereby accept your offer, set forth in the Terms Agreement, dated July 25, 2005, to purchase the Notes on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ramesh K. Menon
Name:	Ramesh K. Menon
Title:	Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer

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Terms Agreement

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